Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
New Image Concepts, Inc.

We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-1 filed with the SEC on March 18, 2008 (the “Registration Statement”), of our report dated March 17, 2008, relating to the balance sheets of New Image Concepts, Inc. as of December 31, 2007 and 2006, and the related statement of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2007, the period from October 3, 2006 (inception) through December 31, 2006 and the period from October 3, 2006 (inception) through December 31, 2007, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
April 1, 2008